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                                QUICKTURN DESIGN SYSTEMS, INC.
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                (Name of Registrant as Specified In Its Charter)

                                 MENTOR GRAPHICS CORPORATION
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           MENTOR GRAPHICS URGES REJECTION OF QUICKTURN'S INTIMIDATION
                TACTICS - CALLS THEM MISLEADING AND SELF-SERVING

                 -- MENTOR CHALLENGES CADENCE TO ALLOW BEST BID
                      TO WIN IN LIMITED DURATION AUCTION --

WILSONVILLE, OREGON, JANUARY 7, 1999 -- Mentor Graphics Corporation (Nasdaq:
MENT) stated today that it believes that the intimidation tactics being used by the board and management of Quickturn Design Systems, Inc. (Nasdaq: QKTN) against their own stockholders to protect their deal with Cadence Design Systems, Inc. (NYSE: CDN), their preferred suitor, are misleading and self-serving and should be rejected by Quickturn stockholders.

Mentor believes the choice for Quickturn stockholders is clear. Having been found to have breached their fiduciary duties in adopting an illegal anti-takeover entrenchment device and having been proved to have left money on the table once already, the Quickturn directors have shown they cannot be trusted to maximize values for Quickturn stockholders.

Mentor President and Chief Executive Officer Dr. Walden C. Rhines said: "Our motives have been consistent from day one. Mentor's emulation business fits with Quickturn's and offers synergies that cannot be even approached by any other bidder -- especially Cadence."

Dr. Rhines emphasized: "We are not seeking to knock out the Cadence deal -- only a fair opportunity to top it. We will not take any action to prevent the Cadence deal from meeting the conditions for a pooling-of-interests transaction, if it currently would otherwise qualify.

"We will continue to seek to invalidate the egregious break-up fees, lock-up options and no-shop provisions in the Cadence merger agreement to enable the newly elected board to freely conduct an auction of Quickturn to the highest bidder. Until there is a judicial determination that these provisions are invalid, in whole or in part, we will not request that the new board permit us to conduct due diligence unless we have made a clearly superior proposal."

Mentor believes that should the Delaware court invalidate the provisions of the no-shop condition restricting the Quickturn board's ability to permit Mentor to conduct due diligence (and likewise invalidate the other offensive Cadence merger provisions), thereby providing a level playing field for the two announced



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bidders, Mentor would be able to determine promptly if it is prepared to make a superior proposal.

Dr. Rhines also challenged Cadence to participate in an immediate auction, stating: "Mentor is prepared to bring this matter to a quick resolution and let the highest bid win. Mentor proposes that our third-party advisors (who will sign a confidentiality agreement protecting Quickturn from its unjustified concerns about sharing such information with its `fiercest competitor') undertake appropriate due diligence of limited duration. The Quickturn board could then fulfill its fiduciary duties and let the highest bid win. With no limitation on the amount of stock it can pay, why is Cadence afraid of a prompt auction?"

Dr. Rhines concluded: "Quickturn stockholders have only one good choice to maximize value. They should vote the gold-striped proxy to elect an independent board of directors who may be able to get stockholders a higher offer in an auction following judicial relief from the incumbent board's egregious merger agreement provisions. Stockholders have nothing to lose, since Mentor will take no action to give Cadence a right to walk from their binding contract with Quickturn unless we put a superior proposal on the table."

Mentor repeated that it fully recognizes the critical importance of being successful in invalidating the provisions of the Cadence agreement in the Delaware courts. To maximize values for Quickturn stockholders, the new board cannot be bound by these provisions, particularly the no-shop provision that would trigger the payment of break-up fees that severely limit the board's ability to permit Mentor to perform due diligence to see if Quickturn is worth more than $15.00 per share. Following a favorable ruling in the litigation, Mentor believes that the new board would then have the best opportunity to conduct an auction to maximize the sale price for the benefit of all Quickturn stockholders. Mentor understands that it must be ready to consider increasing its offer price and the price to be paid per share in a negotiated merger transaction if it is successful in the litigation and if due diligence demonstrates greater value of Quickturn to Mentor.

Mentor said that Quickturn's and Cadence's criticism of Mentor's transaction structure and financing status is self-serving. Both companies know full well that the only reason for the back-end merger structure rather than a tender offer for 100% of the company is Cadence's 19.9% lock-up option and Synopsys's warrants (which together equate to 4,619,100 shares). Moreover, Mentor will



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commit to drop its bid, if it is not once again able to have its banks confirm within ten business days that the funds to be provided under its credit agreement are available for its $15.00 back-end negotiated merger. Mentor does not believe Quickturn's and Cadence's criticisms of Mentor's financing abilities is anything more than a red herring. As previously announced, Mentor's banks had confirmed that under its existing arrangement all such funds were available to finance the prior $14.00 merger proposal.

As announced yesterday, Mentor increased its tender offer for 2.1 million shares to $15 and stated that it was prepared to acquire the balance of Quickturn in a negotiated merger for the same price, subject to completion of satisfactory due diligence and negotiation and execution of a definitive merger agreement.

Mentor's Offer to Purchase, proxy solicitation materials and related documents are available on a Mentor World Wide Web site at http://www.mentorg.com/file.

The Dealer Manager for the offer is Salomon Smith Barney. The Information Agent for the Offer is MacKenzie Partners, Inc., which can be reached toll-free at 800-322-2885 or by collect call at 212-929-5500.

Contacts:    Anne M. Wagner/Ry Schwark     Todd Fogarty/Roy Winnick
             Mentor Graphics Corporation   Kekst and Company
             503/685-1462                  212/521-4800